Exhibit (a)(5)(xxxviii)

Offer to Purchase Q&A
For internal purposes only — not for publication
1)	If you own over 90% of the shares and consummate a merger, do shareholders have appraisal rights?
•	Yes, shareholders at the time of the merger have appraisal rights if a merger is consummated if they have not voted in favor of the merger, demand appraisal of their shares and otherwise comply with the applicable statutory procedures under Delaware law.

•	This is a standard part of any cash merger.
2)	What are the terms of those rights?
•	Please see page 35 (Special Factors — Section 8) of the Offer to Purchase.
3)	How many shares are needed to consummate the tender offer?
•	According to the terms of our tender offer, a majority of the minority of shares must be tendered in order to consummate the tender offer.
4)	Does the special committee or full board of Genentech need to approve the tender offer?
•	No, that is not a condition to the offer.
5)	How many shares equate to a majority of the minority?
•	There are approximately 464 million outstanding shares not owned by Roche. Therefore, a majority of the minority would be approximately 233 million shares tendered. (This excludes shares held by Genentech directors and officers, and does not include stock options.)
6)	Under what circumstances can you appoint additional directors to the Genentech board?
•	According to the company’s bylaws, Roche has the rights to obtain proportional representation on Genentech’s board of directors at any time by providing Genentech with a “Governance Notice”.

•	Although Roche has this right, to date, it has not opted to exercise it.

•	Please refer to page 40 of the Offer to Purchase for further information.
7)	Would you remove Arthur Levinson from the board? The independent directors?
•	Roche has continually reiterated its intention to retain top talent at Genentech.

•	We will not speculate about hypothetical scenarios.
8)	What are the implications of having a majority of directors? Would you be able to consummate a transaction more easily?
•	Although Roche has this right to proportional board representation, to date, it has not opted to exercise it.

•	We will not speculate about hypothetical scenarios.

Offer to Purchase Q&A
For internal purposes only — not for publication
9)	Under what conditions would you authorize Genentech to pay a special dividend?
•	We will not speculate about hypothetical scenarios.
10)	Are you worried about alienating the workforce of Genentech by your actions?
•	It is important to note that we have not changed our plan on how we will combine the two companies. We remain firmly committed to nurturing Genentech’s innovative and science-driven culture and to retaining its talent and approach to discovering and progressing new molecules. Genentech’s research and early development will operate as an independent unit within the Group.

•	With Roche’s encouragement and consent, Genentech has put in place a broad-based employee retention plan, which should minimize employee concerns as a result of the offer, and allow the company and its employees to continue to focus on their strategic and financial objectives.
11)	How many shares do the Genentech employees/management own?
•	Based on Genentech’s Proxy for the April 15, 2008 annual meeting (for management shares) and its 10-Q for the period ended September 30, 2008 (for basic shares outstanding), Genentech management owned:
o	60,600 shares representing about 0.0% of basic Genentech shares outstanding

o	9,436,328 options representing about 0.9% of basic Genentech shares outstanding

o	This represents a total of 9,496,928 shares and options, representing 0.9% of basic shares outstanding
•	Employee ownership is not disclosed.

•	It is our intention to accelerate the vesting of the options owned by Genentech employees/management.
12)	You say that you believe the November Financial Model (page 19) is optimistic. Are you not optimistic about Genentech’s prospects?
•	Our offer price reflects our belief that Genentech is a highly valuable company. Our offer price puts the total value of the company at approximately $90 billion dollars, and values Genentech at a higher multiple than almost all of its peers. Additionally, our current offer price is higher than the unaffected share price for the 500 days prior to our original offer.
13)	Why did you discount the November Financial Model?
•	Our rationale for discounting the November Financial Model is listed on page 19 of the Offer to Purchase.
14)	If you receive a majority of the minority shares tendered during the tender offer period, when will you be able to satisfy the financing condition?
•	We remain confident that we will secure the financing needed to complete the transaction at the requisite time.

Offer to Purchase Q&A
For internal purposes only — not for publication
15)	Can you please describe the reasons for lowering the price?
•	The rationale for Roche’s current offer price is listed on pages 26-27 of the Offer to Purchase.

•	Additional information can be found in the Greenhill presentation that was filed as an exhibit to the Offer to Purchase.
16)	What will happen to Roche’s relationship with Genentech if the offer is not consummated?
•	Roche has a number of options if the offer is not consummated, which are listed on page 35 (Special Factors — Section 7) of the Offer to Purchase.
17)	Can Roche buy Genentech shares on the open market if its tender offer is not successful?
•	While the tender offer is open, SEC rules prohibit Roche from purchasing Genentech shares on the open market.
18)	What other options does Roche have to pursue a combination with Genentech?
•	This information can be found on page 37 of the Offer to Purchase.
19)	What happens to Genentech employees’ stock options in the event of a merger?
•	In the event of a second-step merger following a successful tender offer, Roche currently intends that Genentech stock options (vested and unvested) will be cashed out based on the amount paid in the merger for the outstanding public shares.
20)	What withdrawal rights do shareholders have?
•	Withdrawal rights are listed on page 49 (The Offer — Section 4) of the Offer to Purchase.
21)	Why did the Special Committee and Goldman Sachs take five months before responding to your offer?
•	That question should be directed to Genentech’s special committee or Goldman Sachs directly.
22)	Why did Roche reject the Special Committee’s offer of $112/per share?
•	Roche’s current offer of $86.50 reflects our assessment of the Genentech business and combination synergies and offers an immediate value and liquidity to Genentech shareholders and it reflects that a negotiated agreement was not possible.
23)	Could Genentech adopt a poison pill?
•	No.
24)	Could Genentech take-over/acquire a company (as means of blocking the merger)?
•	No.

Offer to Purchase Q&A
For internal purposes only — not for publication
25)	Don’t you think that the shareholders will wait to tender until the Avastin Adjuvant C-08 study results are published?
•	The tender offer has an expiration date of March 12, 2009, unless extended by Roche.

•	Shareholders will need to make a decision on whether to tender their shares before the tender offer expires.

•	We have factored in the value of the entire Genentech product and development portfolio, which includes Avastin adjuvant.
26)	When does the offer expire?
•	The offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time on March 12, 2009, unless the offer is extended.
27)	Can you extend the tender offer? If yes how many times?
•	Roche may, at its sole discretion, decide to extend the offer.
28)	Can competing bidders come in?
•	No, because Roche is a majority owner of Genentech, and Roche has stated that it does not intend to sell any of its shares in Genentech.
29)	Does the offer include the value for Avastin adjuvant?
•	We have factored in the risk adjusted value of the entire Genentech product and development portfolio which includes also Avastin adjuvant.

•	As a reminder further information on Avastin adjuvant will come out over the next couple of years through a number of ongoing clinical studies: In colon cancer, we have two adjuvant trials ongoing, C-08 (US) and AVANT (RoW). C-08 investigated disease-free survival (time patients live without their cancer being detectable) in patients who have had their tumour surgically (adjuvant) removed. The AVANT study investigated the time patients live without their cancer being detectable in patients who have had their tumour surgically removed. Final analysis of C-08 is expected 2009 and AVANT 2010. In breast cancer, we also have two adjuvant trials currently recruiting patients (BETH and BEATRICE). The BETH trial is set to investigate the benefits of Avastin in HER-2 positive breast cancer patients, after they have had their tumour(s) surgically removed. The BEATRICE study is set to investigate the efficacy of Avastin as an adjuvant therapy in combination with various chemotherapies. Individuals with earlier stage breast cancers that have recently undergone surgery, but are not eligible for treatment with hormonal therapy, are currently being enrolled in BEATRICE. BEATRICE enrolment began in 2007 and BETH 2008 and so are not expected to report results for several years. In addition to the ongoing programs in colon and breast, a large US cooperative study (ECOG 1505) is evaluating the role of adjuvant Avastin in the treatment of early lung cancer.

Offer to Purchase Q&A
For internal purposes only — not for publication
30)	When must the Special Committee respond to the offer?
•	The commencement and completion of the tender offer does not require any approval by the special committee or the Genentech board, and Roche has not asked the special committee to approve the tender offer.

•	The special committee of independent directors of Genentech must state its position with respect to the tender offer within 10 business days from the commencement of the offer.
31)	By when do you think you can close the deal?
•	No comment.
32)	Does the offer require Roche shareholder approval?
•	No.
33)	Are you prepared to improve the terms of your offer for Genentech shareholders?
•	The offer provides an opportunity for all public stockholders to achieve liquidity and to receive a fair price for all of their shares. We have no further comments.
34)	How will Roche finance the offer?
•	Roche plans to finance the transaction by a combination of its own funds, commercial paper, bonds, as well as traditional bank financing.
35)	Will this move change the set up and timing of the integration planning process of Roche?
•	It will not change the setup and approach to integration. Our intentions remain as communicated in July 2008. As to timing, it is premature to comment on this.
36)	Generally speaking, what will be the impact on employees of either company and how are you managing the integration process?
•	This offer does not change our relationship with Genentech employees or our initial plan on how to combine and operate the new company.
37)	What is the impact on the relocation of activities at your Palo Alto site, including the planned transfer of the Virology research team to Genentech’s South San Francisco campus? Any changes on the transfer plan and timing?
•	There is no change to the transfer plan. As to timing of the transfer of the Virology team, it is premature to comment on this.

Offer to Purchase Q&A
For internal purposes only — not for publication
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THESE MATERIALS CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS SUCH AS “BELIEVES”, “EXPECTS”, “ANTICIPATES”, “PROJECTS”, “INTENDS”, “SHOULD”, “SEEKS”, “ESTIMATES”, “FUTURE” OR SIMILAR EXPRESSIONS OR BY DISCUSSION OF, AMONG OTHER THINGS, STRATEGY, GOALS, PLANS OR INTENTIONS. VARIOUS FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY IN THE FUTURE FROM THOSE REFLECTED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT, INCLUDING AMONG OTHERS: (1) PRICING AND PRODUCT INITIATIVES OF COMPETITORS; (2) LEGISLATIVE AND REGULATORY DEVELOPMENTS AND ECONOMIC CONDITIONS; (3) DELAY OR INABILITY IN OBTAINING REGULATORY APPROVALS OR BRINGING PRODUCTS TO MARKET; (4) DEVELOPMENTS IN FINANCIAL MARKET CONDITIONS, INCLUDING THE MARKET FOR ACQUISITION FINANCING AND OTHER CAPITAL MARKETS AND FLUCTUATIONS IN CURRENCY EXCHANGE RATES; (5) UNCERTAINTIES IN THE DISCOVERY, DEVELOPMENT OR MARKETING OF NEW PRODUCTS OR NEW USES OF EXISTING PRODUCTS, INCLUDING WITHOUT LIMITATION NEGATIVE RESULTS OF CLINICAL TRIALS OR RESEARCH PROJECTS AND UNEXPECTED SIDE-EFFECTS OF PIPELINE OR MARKETED PRODUCTS; (6) INCREASED GOVERNMENT PRICING PRESSURES OR CHANGES IN THIRD PARTY REIMBURSEMENT RATES; (7) INTERRUPTIONS IN PRODUCTION; (8) LOSS OF OR INABILITY TO OBTAIN ADEQUATE PROTECTION FOR INTELLECTUAL PROPERTY RIGHTS; (9) LITIGATION; (10) POTENTIAL DIFFICULTIES IN INTEGRATING THE BUSINESSES OF GENENTECH AND ROCHE, AND THAT SOME OR ALL OF THE ANTICIPATED BENEFITS OF THE PROPOSED TRANSACTION MAY NOT BE REALIZED ON THE SCHEDULE CONTEMPLATED OR AT ALL; (11) THAT FUTURE DIVIDENDS ARE SUBJECT TO THE DISCRETION OF THE BOARD OF DIRECTORS OF ROCHE AND GENENTECH, AS APPLICABLE, AND A NUMBER OF OTHER FACTORS, SOME OF WHICH ARE BEYOND THE CONTROL OF ROCHE; (12) THE ABILITY OF ROCHE TO GENERATE CASH FLOW TO, AMONG OTHER THINGS, REPAY ACQUISITION-RELATED DEBT AS CURRENTLY CONTEMPLATED; (13) LOSS OF KEY EXECUTIVES OR OTHER EMPLOYEES; AND (14) ADVERSE PUBLICITY AND NEWS COVERAGE.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
THESE MATERIALS ARE FOR INFORMATIONAL PURPOSES ONLY AND DO NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL GENENTECH COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY ROCHE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON FEBRUARY 9, 2009. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE OFFER TO PURCHASE AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).